Exhibit 99.1

FOR IMMEDIATE RELEASE

Contact:	Terry L. Hester
Chief Financial Officer
Colony Bankcorp, Inc.
Fitzgerald, Georgia 31750
(229) 426-6002

Colony Bankcorp, Inc. Recognized in State’s Top 100 List

FITZGERALD, GA., May 25, 2004 — Colony Bankcorp, Inc. (Nasdaq National Market: CBAN) was recently recognized as one of Georgia’s top-performing companies when The Atlanta Journal-Constitution announced its annual ranking of public companies based in Georgia. The eleventh annual list, based on fiscal 2003 data, ranked Colony Bankcorp, Inc. 35th on the list. This is the fifth consecutive year that Colony has been recognized and also its highest ranking.

Companies were ranked by five weighted variables: revenue, return on equity, year-over-year revenue change, change in profit margin and total return on investment (share price plus reinvested dividends for 2003). The scores of the five variables were averaged for a final score to determine the final ranking. The figures were compiled and processed by PricewaterhouseCoopers, LLP.

Colony Bankcorp, Inc. is a multi-bank holding company headquartered in Fitzgerald, Georgia that consists of the following subsidiaries: Colony Bank of Fitzgerald, Colony Bank Wilcox, Colony Bank Ashburn, Colony Bank of Dodge County, Colony Bank Worth, Colony Bank Southeast, Colony Bank Quitman, FSB, Georgia First Mortgage Company and Colony Management Services, Inc. The Company conducts a general full service commercial, consumer and mortgage banking business through twenty-five offices located in the Central, South and Coastal Georgia cities of Fitzgerald, Warner Robins, Ashburn, Leesburg, Cordele, Albany, Thomaston, Sylvester, Tifton, Moultrie, Douglas, Broxton, Savannah, Eastman, Chester, Soperton, Rochelle, Pitts, Quitman and Valdosta, Georgia. Total consolidated assets of the company approximate $923 million.

Colony Bankcorp, Inc. Common Stock is quoted on the Nasdaq National Market under the symbol “CBAN”.